Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Acquires Wisconsin Assisted Living Facility for $20.2 Million

MURFREESBORO, Tenn. - (December 26, 2012) National Health Investors, Inc. (NYSE:NHI) announced today a $20.2 million purchase of Charleston House, a 120-unit assisted living and memory care facility in Beaver Dam, Wisconsin. Charleston House will be leased to Landmark Senior Living Communities ("Landmark") for an initial term of 15 years with renewal options, at a lease rate of 7.75% plus annual fixed escalators. The purchase was funded from borrowings on NHI's revolving credit facility.

"This acquisition is illustrative of NHI's commitment to growing our private-pay assisted living portfolio through creating valuable relationships with experienced operators," said Justin Hutchens, NHI's President and CEO.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include independent living, assisted living, senior living campuses, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.